Exhibit 99.1
Pliant Therapeutics Provides Corporate Update and Reports Second Quarter 2026 Financial Results
FORTIFY, a Phase 1b indication expansion trial of PLN-101095, experiencing strong enrollment

Appointed seasoned oncology drug development leaders
Flavia Borellini, Ph.D. and Robert Iannone, M.D., M.S.C.E. to Board of Directors

SOUTH SAN FRANCISCO, CA., August 11, 2026 - Pliant Therapeutics, Inc. (Nasdaq: PLRX), a clinical-stage biotechnology company focused on the discovery and development of integrin-based therapeutics, today provided a corporate update and reported second quarter 2026 financial results.

“In the second quarter, we continued to execute across the portfolio, led by strong enrollment in FORTIFY,” said Bernard Coulie, M.D., Ph.D., President and Chief Executive Officer of Pliant. “With the appointments of Flavia and Robert to the board, Pliant now has deep global oncology drug development and commercialization expertise at this important time for our oncology program. We continue to make progress on our proprietary integrin-targeted drug-delivery platform and look forward to sharing more information on the platform soon.”
Oncology Program
PLN-101095 is an oral, small molecule, dual selective inhibitor of αvβ8 and αvβ1 integrins designed to overcome checkpoint resistance by blocking TGF-β activation in the tumor microenvironment. Pliant is currently conducting FORTIFY, a Phase 1a/1b open-label, dose-escalation and indication expansion trial (NCT0670706), to evaluate the safety, tolerability, pharmacokinetics, and preliminary evidence of antitumor activity of PLN-101095, in combination with pembrolizumab, in patients with immune checkpoint inhibitor (ICI)-refractory advanced or metastatic solid tumors.

•Enrollment continues in FORTIFY, a Phase 1b indication expansion trial. FORTIFY will enroll up to 102 patients across three cohorts including non-small cell lung cancer (NSCLC), clear cell renal cell carcinoma (ccRCC) and tumors with high tumor mutational burden. Patients are treated for 14 days with PLN-101095 dosed at 1,000 mg twice daily as monotherapy, after which pembrolizumab is added as combination therapy. Enrollment remains strong, progressing ahead of schedule. Interim data is expected in 2027.

•Oral presentation at AACR of updated PLN-101095 Phase 1 data highlights monotherapy biomarker data showing a coordinated T-cell reactivation cascade in responders. In July, at the American Association for Cancer Research’s (AACR) Drug Discovery and Development conference, the Company reviewed encouraging PLN-101095 Phase 1 monotherapy biomarker data. As previously reported, all responding patients showed large increases in plasma interferon gamma (IFN-γ), a modulator of anti-tumor immunity, after 14 days of monotherapy with PLN-101095. Updated data show that blocking of αvβ8 by PLN-101095 also resulted in increases in CXCL9, a recruiter of T cells, and granzyme-B, a marker for cytotoxic arming in responding patients. Increased IFN-γ, CXCL9 and granzyme-B after PLN-101095 monotherapy signals a shift in the tumor microenvironment that could potentially resensitize tumors to pembrolizumab. Importantly, no non-responders experienced increases in these biomarkers.

Integrin-Targeted Delivery Platform

•Utilizing cell-specific integrin receptors, Pliant has developed a platform to deliver drug payloads, including siRNAs, to selective tissue types. Current programs are focused on delivering siRNAs to skeletal muscle cells and other tissues. Preclinical proof-of-concept studies are currently ongoing. The Company believes this integrin-targeting drug-delivery platform has the potential for broad applicability across multiple disease areas utilizing a variety of drug payloads. Pliant plans to provide additional detail on the platform and path forward, including initial treatment indications, in the second half of 2026.

Corporate Highlights
•Appointed Flavia Borellini, Ph.D. and Robert Iannone, M.D., M.S.C.E. to the Company’s Board of Directors. Dr. Borellini brings more than 25 years of executive management experience in the biopharmaceutical industry with a focus on the global development of targeted oncology drugs from preclinical to commercial stage. Dr. Iannone, who currently serves as Executive Vice President, Research and Development and Chief Medical Officer at Jazz Pharmaceuticals, brings more than two decades of executive drug development and regulatory leadership, including the approval of several targeted and immuno-oncology medicines.

Second Quarter 2026 Financial Results
•Research and development expenses were $16.7 million, as compared to $32.2 million for the prior-year quarter. The decrease was primarily due to completing close-out activities for BEACON-IPF, a Phase 2b/3 study of bexotegrast, in 2025 and reduced personnel-related expenses, including stock based compensation, driven by decreased headcount compared to prior year.
•General and administrative expenses were $7.1 million, as compared to $13.4 million for the prior-year quarter. The decrease was primarily due to personnel-related expenses, including stock-based compensation, driven by decreased headcount compared to prior year.
•Net loss was $22.4 million as compared to $43.3 million for the prior-year quarter. The decrease was primarily due to significantly lower operating expenses following the termination of bexotegrast development in IPF in 2025 and decreased personnel-related expenses, including stock-based compensation, driven by reduced headcount compared to prior year.
•As of June 30, 2026, the Company had cash, cash equivalents and short-term investments of $159.6 million which the Company expects to be sufficient to fund operations into the second half of 2028.

About Pliant Therapeutics, Inc.
Pliant Therapeutics is a clinical-stage biopharmaceutical company focused on the discovery and development of integrin-based therapeutics. Pliant’s lead program is PLN-101095, a small molecule, dual-selective inhibitor of αvß8 and αvß1 integrins, that is being developed for the treatment of ICI-refractory advanced or metastatic solid tumors. PLN-101095 is being investigated in FORTIFY, a Phase 1b indication expansion trial, enrolling patients with NSCLC, tumors with high tumor mutational burden or clear cell renal cell carcinoma. Pliant’s preclinical research is focused on tissue-specific delivery and internalization of drug payloads utilizing integrin receptor-binding molecules with programs focused on delivering siRNAs to skeletal muscle cells, adipocytes, and renal cells.

For additional information, please visit: www.PliantRx.com. Follow Pliant on social media at X, LinkedIn and Facebook.

Forward-Looking Statements
Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. These statements include express or implied statements regarding ongoing clinical trial development of PLN-101095, including timing of enrollment and data; the potential benefits of PLN-101095; and Pliant’s plans for the continued development of PLN-101095; and plans for its integrin-based drug delivery platform, including timing of additional details, including initial treatment indications; among others. Because such statements deal with future events and are based on Pliant’s current expectations, they are subject to various risks and uncertainties and actual results, performance or achievements of Pliant could differ materially from those described in or implied by the statements in this press release. These risks and uncertainties, including those related to the development and commercialization of Pliant’s product candidates, including any delays in Pliant’s ongoing or planned preclinical studies or clinical trials, the impact of current macroeconomic, geopolitical and marketplace conditions on Pliant’s business, operations, clinical supply and plans, Pliant’s reliance on single-source third parties located in foreign jurisdictions, including China, for critical aspects of Pliant development operations, the risks inherent in the drug development process, the risks regarding the accuracy of Pliant’s estimates of expenses and timing of development, its capital requirements and the sufficiency of its cash to support Pliant’s planned operations, and Pliant’s ability to obtain and maintain intellectual property protection for Pliant’s product candidates. These and additional risks are discussed in the sections titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" in Pliant’s Quarterly Report on Form 10-Q for the period ended June 30, 2026, which Pliant is filing with the Securities and Exchange Commission (SEC) today, and which will be available on the SEC's website at www.sec.gov, as well as other risks or uncertainties set forth in Pliant’s future SEC filings. Unless otherwise noted, Pliant is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Investor and Media Contact:
Christopher Keenan
Vice President, Investor Relations and Corporate Communications
Pliant Therapeutics, Inc.
ir@pliantrx.com

Pliant Therapeutics, Inc.
Condensed Statements of Operations
(Unaudited)
(In thousands, except number of shares and per share amounts)

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
	2026	2025	2026	2025
Operating expenses:
Research and development	$(16,727)	$(32,198)	$(30,311)	$(75,634)
General and administrative	(7,135)	(13,394)	(15,323)	(28,893)
Total operating expenses	(23,862)	(45,592)	(45,634)	(104,527)
Loss from operations	(23,862)	(45,592)	(45,634)	(104,527)
Interest and other income (expense), net	1,491	3,101	3,223	6,669
Interest expense	—	(809)	—	(1,608)
Net loss	$(22,371)	$(43,300)	$(42,411)	$(99,466)
Net loss per share - basic and diluted	$(0.36)	$(0.71)	$(0.69)	$(1.62)
Shares used in computing net loss per share - basic and diluted	61,919,233	61,386,183	61,861,670	61,304,881

Pliant Therapeutics, Inc.
Condensed Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets
Cash and cash equivalents	$24,883	$45,445
Short-term investments	133,218	145,499
Prepaid expenses and other current assets	4,135	4,464
Property and equipment held for sale	906	1,040
Total current assets	163,142	196,448
Property and equipment, net	2,414	2,940
Operating lease right-of-use assets	22,289	23,966
Restricted cash	1,482	1,482
Other non-current assets	554	392
Total assets	$189,881	$225,228
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$1,531	$480
Accrued research and development	9,028	4,804
Accrued liabilities	3,653	9,634
Lease liabilities, current	2,272	1,447
Total current liabilities	16,484	16,365
Lease liabilities, non-current	26,471	27,658
Total liabilities	42,955	44,023
Commitments and Contingencies
Stockholders’ equity
Preferred stock	—	—
Common stock	6	6
Additional paid-in capital	1,049,124	1,040,610
Accumulated deficit	(901,807)	(859,396)
Accumulated other comprehensive loss	(397)	(15)
Total stockholders’ equity	146,926	181,205
Total liabilities and stockholders’ equity	$189,881	$225,228